UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SCIENTIFIC GAMES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On April 25, 2011, Scientific Games Corporation (“Scientific Games” or the “Company”) filed a definitive Proxy Statement (the “Definitive Proxy Statement”) for the Annual Meeting of Stockholders of Scientific Games to be held on June 7, 2011 (the “Annual Meeting”).  Commencing on June 3, 2011, Scientific Games sent the following communication to certain stockholders of the Company:

Purpose of the Outreach

At our annual meeting of stockholders on June 7, 2011, our stockholders will be asked to authorize an offer to exchange on a value-for-value basis certain stock options held by our employees and directors for a lesser number of restricted stock units (“RSUs”).  In connection with the vote on the proposed stock option exchange program, we are making every effort to assist our stockholders in understanding the program and to facilitate prompt voting.

Your vote is important.  Our board of directors has unanimously recommended that you vote “FOR” the proposal.

How the Exchange Program Would Work

•                  Current employees and directors would have the opportunity to surrender outstanding options with exercise prices substantially above the current market price in exchange for a new award of RSUs.

•                  Only stock options with an exercise price higher than the highest market price of our common stock in the 52 weeks preceding the commencement date of the exchange program would be eligible to be exchanged.  Moreover, options granted within one year before the anticipated completion date of the exchange program would not be eligible for exchange.

•                  At the time the exchange ratios are set, the fair value of the new RSUs would not exceed the fair value of the options surrendered — called a “value-for-value” exchange — except that, in the case of our directors, including our three most senior executive officers (our Chairman of the Board and Chief Executive Officer, our Vice Chairman and Chief Administrative Officer, and our Chief Executive Officer—Asia-Pacific Region), the fair value of RSUs issued in exchange for any surrendered options would be less than or equal to 50% of the fair value of the surrendered options.

•                  All new RSUs issued in exchange for vested options that are surrendered would be subject to an additional vesting period of at least one year.  In the case of surrendered options that are not yet vested, the vesting period of new RSUs would be not less than one year or the remaining vesting period of the surrendered options, whichever is longer.

Key Considerations

We highlight below certain key aspects of the proposal.

•                  We depend on stock options to provide a substantial portion of compensation for key employees and directors, in order to provide a strong incentive to them and to encourage their long-term service.  Approximately 96% of our outstanding options are currently underwater.  The weighted average exercise price of the options that we anticipate will be eligible to be exchanged is $23.28.  Our ability to execute our company strategy depends on retaining our employees and motivating them to aggressively pursue new business opportunities.  Substantially underwater stock options provide little or no retention value and, in fact, have a de-motivating effect.  Accordingly, we believe that the exchange proposal is a very important means of retaining and motivating employees whose dedication is needed to execute our strategy and create stockholder value, without incurring significant additional accounting expense.

•                  The number of new RSUs issued to a participant would be substantially smaller than the number of options surrendered by the participant, thereby reducing the number of outstanding equity awards and potential future dilution.  Based on the assumptions used in the hypothetical illustration on page 59 of our proxy statement (including full participation by participants), 5,162,957 options would be surrendered in exchange for 922,891 RSUs.

•                  As discussed on page 56 of the proxy statement, in the absence of a successful exchange program, additional shares under our equity compensation plan likely would be needed.  Based on the terms of our equity program and our current expectations, we believe that approval and completion of the exchange program (combined with the proposed amendments to our equity compensation plan contemplated under Proposal 4 in the proxy statement) should enable us to operate our equity compensation programs for three years without seeking additional shares.  Avoiding a near-term need for additional shares under our equity compensation plan is a key objective of the program.

•                  We understand that the negative recommendation from ISS and Glass Lewis with respect to the exchange program is based in part on the fact that directors and executive officers are eligible to participate.  In designing the program, we concluded that excluding directors and executive officers would substantially undermine the objectives of the program, including the important objective of avoiding a near-term request for additional shares under our equity compensation plan.  Although we recognize the concern raised by ISS and Glass Lewis regarding director and executive officer participation, we believe our exchange program addresses this concern by providing that the value of any RSUs that would be issued in exchange for options held by our three most senior executives (who are also directors) and all of our other directors would be deeply discounted — by at least 50%.  These employee and non-employee directors hold more than 1.9 million of the options that we expect to be eligible for exchange.  Therefore, a significant portion (approximately 38%) of the options that we expect to be eligible for exchange will be subject to this discount provision.  We believe that the analyses of ISS and Glass Lewis did not accord sufficient weight to this novel, stockholder-friendly feature of our program.

•                  We also note that, unlike the way many exchange programs are designed where one exchange ratio may apply across multiple classes of options, we will establish a separate exchange ratio for each class of options.  This class-specific exchange ratio will be designed to be either value neutral or possibly value enhancing for the Company and its stockholders.  Accordingly, participants will not be able to “cherry pick” which class of options to exchange based on their assessment that an exchange ratio would result in a grant of RSUs with a value that is higher than the value of that particular class of options.

Your vote is important.  For the reasons described above and in the proxy statement, we urge you to vote “FOR” Proposal 3 to authorize the stock option exchange program.

Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

*       *       *

The Definitive Proxy Statement contains the above-referenced proposal to be submitted to the Company’s stockholders to approve a stock option exchange program for employees and directors (the “Proposed Option Exchange”).  Neither the Definitive Proxy Statement nor the foregoing communication constitutes an offer to holders of the Company’s outstanding stock options to exchange those options.  The Proposed Option Exchange will only be commenced, if at all, if the Company’s stockholders approve the Proposed Option Exchange.

The Proposed Option Exchange has not yet commenced. Even if the requisite stockholder approval is obtained, Scientific Games may still decide later not to implement the Proposed Option Exchange.  If Scientific Games decides to implement the Proposed Option Exchange, it will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) upon the commencement of the Proposed Option Exchange.  Persons who are eligible to participate in the Proposed Option Exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Proposed Option Exchange.

In connection with the proposal to be voted on by Scientific Games’ stockholders to approve the Proposed Option Exchange, Scientific Games has filed the Definitive Proxy Statement with the SEC and has filed, and intends to file in the future, other relevant materials with the SEC.  Scientific Games stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Proposed Option Exchange, because they will contain important information about the proposal to be voted on by stockholders with respect to the Proposed Option Exchange.

Scientific Games stockholders and option holders will be able to obtain the written materials described above and other documents filed by Scientific Games with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Scientific Games with the SEC by directing a written request to: Scientific Games Corporation, 750 Lexington Avenue, New York, New York 10022, Attention: Investor Relations.